Exhibit 99.1
Encore Acquisition Company Announces Offering of Senior Subordinated Notes Due 2016
FORT WORTH, Texas, April 22, 2009 (BUSINESS WIRE) — Encore Acquisition Company (NYSE:EAC) announced today that it intends to offer, subject to market and other conditions, senior subordinated notes due 2016 in an underwritten public offering. The offering will be made under Encore’s shelf registration statement, which became effective immediately upon filing with the Securities and Exchange Commission (the “SEC”) on April 22, 2009.
Encore intends to use the net proceeds of the proposed offering to repay outstanding borrowings under its revolving credit facility.
Banc of America Securities LLC and Wachovia Securities are acting as joint bookrunning managers for the offering. A preliminary prospectus supplement relating to the public offering has been filed with the SEC and may be found on its website at www.sec.gov. When available, copies of the preliminary prospectus supplement relating to the public offering may be obtained from:
Banc of America Securities LLC
Telephone: (800) 294-1322
Email: dg.prospectus_distribution@bofasecurities.com
Wachovia Securities
301 S. College St.
Charlotte, NC 28202
Telephone: (704) 715-0540
Email: deana.deep@wachovia.com
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The notes will be offered only by means of a prospectus, including the prospectus supplement relating to the notes, meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
This press release includes forward-looking statements. Forward-looking statements give Encore’s current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the offering of the notes, the expected maturity date of the notes and use of proceeds. Information about risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Encore’s filings with the SEC.
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Encore Acquisition Company, Fort Worth
Bob Reeves
Chief Financial Officer
817-339-0918
rcreeves@encoreacq.com
or
Kim Weimer
Investor Relations
817-339-0886
kweimer@encoreacq.com